Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

TRADESTATION GROUP, INC.

at

$9.75 Net Per Share

by

FELIX 2011 ACQUISITION SUB, INC.

a wholly-owned direct subsidiary

of

MONEX GROUP, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 7, 2011, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated May 10, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”) in connection with the tender offer by Felix 2011 Acquisition Sub, Inc. (“Purchaser”), a Florida corporation and a wholly-owned, direct subsidiary Monex Group, Inc. (“Monex”), a joint stock corporation (kabushiki kaisha) incorporated under the laws of Japan, to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of TradeStation Group, Inc. (“TradeStation”), a Florida corporation, at a purchase price of $9.75 per Share, in cash, net to the seller, without interest and subject to any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Also enclosed is a letter to shareholders of TradeStation from Salomon Sredni, Chief Executive Officer of TradeStation accompanied by TradeStation’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The Offer Price is $9.75 per Share, in cash, net to you, without interest and subject to any required withholding taxes.

2. The Offer is being made for all of the outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger dated as of April 20, 2011 (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among Monex, Purchaser and TradeStation. The Merger Agreement provides, among other things, that after the completion of the Offer and subject to specified conditions, Purchaser will merge with and into TradeStation (the “Merger”), with TradeStation continuing as the surviving corporation and a wholly-owned subsidiary of Monex.

4. The Board of Directors of TradeStation (the “TradeStation Board”) has unanimously (i) determined that the Offer, the Merger, the Top-Up Option (as defined in the Offer to Purchase) and the other transactions contemplated in the Merger Agreement are fair to and in the best interests of TradeStation and its shareholders and (ii) adopted and approved the Merger Agreement in accordance with the Florida Business Corporation Act and declared advisable the Merger Agreement, the Offer, the Merger, the Top-Up Option and the other transactions contemplated in the Merger Agreement. The TradeStation Board recommends that TradeStation’s shareholders accept the Offer and tender their Shares in the Offer and, to the extent required to consummate the Merger, approve the Merger Agreement (including the plan of merger) and the Merger. TradeStation has been advised that all of TradeStation’s executive officers and members of the TradeStation Board currently intend to tender or cause to be tendered all of their Shares held of record or beneficially owned by them pursuant to the Offer (other than Shares as to which such holder does not have discretionary authority and Shares which may be retained in order to facilitate estate and tax planning dispositions) and/or, if necessary, to vote such Shares in favor of the Merger Agreement.

5. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Tuesday, June 7, 2011, unless the Offer is extended by the Purchaser (the latest time and date at which the Offer, as extended, if any, shall expire, the “Expiration Date”).

6. The Offer is conditioned upon, among other things:

•

there being validly tendered in the Offer, and not validly withdrawn prior to any then-scheduled expiration date of the Offer, that number of Shares which, together with the Shares beneficially owned by Monex or Purchaser (other than Shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients) (if any), represents at least a majority of the Shares then outstanding determined on a fully diluted basis;

•

the receipt of the approvals or clearances under U.S. antitrust laws applicable to the transactions contemplated by the Merger Agreement, the receipt by Purchaser and Monex of the approvals and consents from the Financial Industry Regulatory Authority and the United Kingdom Financial Services Authority with respect to the transactions contemplated by the Merger Agreement, and if, following any discussions by Monex with the Committee on Foreign Investment in the United States (“CFIUS”) staff with respect to the transactions contemplated by the Merger Agreement, the CFIUS staff has requested review of the transaction, then the conclusion of review by CFIUS under the Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, with no action having been taken by the President of the United States of America to block or prevent the consummation of the transactions contemplated by the Merger Agreement; and

•

the receipt of all other material approvals and consents of any self-regulatory organization or governmental authority in, of or with jurisdiction in, the United States of America or the United Kingdom required to consummate the transactions contemplated by the Merger Agreement.

These and other conditions of the Offer are described in the Offer to Purchase. See “Section 15 Conditions of the Offer” of the Offer to Purchase. See also “Section 16 Certain Legal Matters; Regulatory Approvals” of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser or Monex obtaining financing.

7. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

TRADESTATION GROUP, INC.

at

$9.75 Net Per Share

by

FELIX 2011 ACQUISITION SUB, INC.

a wholly-owned direct subsidiary of

MONEX GROUP, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated May 10, 2011 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), in connection with the tender offer by Felix 2011 Acquisition Sub, Inc., a Florida corporation and a wholly-owned, direct subsidiary of Monex Group, Inc. a joint stock corporation (kabushiki kaisha) incorporated under the laws of Japan, to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of TradeStation Group, Inc., a Florida corporation, at a purchase price of $9.75 per Share, in cash, net to the seller, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:		Shares*

Account Number:

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery

SIGN HERE

Dated , 2011	Signature(s)

Name(s)

Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.